PERSONAL AND CONFIDENTIAL

May 18th, 2009

The Board of Directors

Tara Minerals Corp.

2162 Acorn Court

Wheaton, IL 60187

Attention: Mr. Francis Richard Biscan Jr., Chief Executive Officer

Gentlemen:

Mayfair Associates, LLC (“Mayfair”) is pleased to present this engagement letter to act as consultants and financial advisors to Tara Minerals Corp. (“Client” or the “Company”).

Our Role

We will perform our due diligence on the Company and act as a resource for the Company as needed.  Specific recommendations maybe made by Mayfair and if accepted by the Company, additional fees will be negotiated based on the services rendered by Mayfair.

In our role as your consultants and financial advisors, we may participate in negotiations with third parties, but we will have no authority to bind the Company definitively to any such party.  The Company has the right in its sole and absolute discretion to reject any proposal regardless of its terms.  Our advice and assistance will not encompass legal or tax issues, as to which the Company should consult its attorneys and accountants.

In acting as the Client's agents, we will review and comment on descriptive information prepared by the Company, as we mutually deem appropriate.  We will necessarily rely on information provided by Client in the preparation of such materials, including information regarding historical and projected financial performance in order to describe the Company accurately to third parties.  Client shall warrant the accuracy and completeness of the information provided to us and shall further advise us during the period of our assignment of all developments materially affecting the Company.  If any descriptive information is prepared by us, a representative of Client shall read it and represent and warrant to us that such information does not contain any untrue statements or omit any material fact relating to the Company that should be disclosed.

Our Fees

Upon signature of this engagement letter, the Company shall deposit $5,000 with Mayfair.  From this deposit, Mayfair shall withdraw a monthly non-refundable retainer of $5,000 for the first month and $10,000 per month thereafter.  The Company shall deposit additional amounts of $10,000 with Mayfair every month thereafter.  Any unearned retainer deposits shall be refunded to Client upon termination of this engagement.

333 South Hope Street 16th Floor, Los Angeles CA 90071-1406

Ph: (213) 576-1050  Fax (213) 576-1100

Tara Minerals Corp.  Engagement Letter

Personal and Confidential

Additionally, it is understood that the Company will reimburse us for out-of-pocket travel and subsistence expenses incurred for a visit to the Don Ramon project and other Company assets as mutually agreed.  Additional reimbursable expenses in connection with our services to the Company shall be pre-approved.

Client warrants that it has not retained and has no pre-existing obligations to other financial advisors, investment bankers or finders.  No fee payable to any other financial advisor by the Company, its shareholders or any other parties shall reduce or otherwise affect the fees due us in this engagement letter.

As is customary in relationships of this type, Client agrees to indemnify Mayfair (and/or its principals and agents) against any claim by any person for which Mayfair (and/or its principals and agents) shall become liable pursuant to this agreement or by virtue of any action taken or omitted to be taken by Mayfair in performance of its assignment.  Client shall indemnify Mayfair (and/or its principals and agents) against losses or damages suffered by them as a result of such claim (including but not limited to their legal fees and expenses); provided, however, that such indemnity shall not extend to any action taken or omitted by Mayfair and/or its principals or agents which arises from or relates to their own negligence, bad faith or willful misconduct.  In no event shall Client’s liability exceed monies received from Mayfair relating to this engagement.

In case any litigation or proceeding shall be brought against Mayfair under this section, Client shall be entitled to assume the defense of such litigation or proceeding with counsel of the Client's choice at its expense (in which case Client shall not be responsible for the fees and expenses of any separate counsel retained by Mayfair, except in the limited circumstances described below); provided, however, that such counsel shall be reasonably satisfactory to Mayfair.  Notwithstanding Client's election to assume the defense of such litigation or proceeding (a) Mayfair shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (b) Client shall bear the reasonable fees, costs and expenses of separate counsel if (and only if) the use of counsel selected by Client to represent Mayfair would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.  Notwithstanding the above, Client shall only be responsible for the fees and expenses of one law firm for all indemnified parties.

Mayfair will comply with all applicable laws and regulations in providing services to the Company pursuant to this agreement.  Company counsel shall be available, without charge, to Mayfair for consultation as reasonably requested.

After 90 days from the date of this engagement letter, the Client or Mayfair may terminate this engagement letter at any time upon thirty (30) day written notice to the other party. The termination will not affect clauses herein regarding the indemnification, which will continue in full force and effect.  This agreement comprises the entire agreement between the parties.  Both Mayfair and Client must agree to any changes or additions in writing.

Tara Minerals Corp.  Engagement Letter

Personal and Confidential

The Company officer signing below on behalf of the Company hereby represents that they are authorized to enter into this agreement on behalf of both the Company and its shareholders.

Any controversy or claim arising out of or relating to this agreement between Client and Advisors or breach thereof, shall be settled by arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.  All expenses incurred by the prevailing party including attorney fees will be reimbursed in addition to the funds allowed under the arbitration proceedings.

We look forward to assisting the Company. If this letter correctly sets forth the understanding between us, please so indicate by executing both copies of this letter, return one copy to us, and retain the other copy for your files.

Sincerely,

By:  /s/ William F. Pinney

       William F. Pinney

By:  /s/ J. Richard Haigh

       J. Richard Haigh

Agreed and accepted on behalf of Tara Minerals Corp. and its shareholders this 18th day of May, 2009

By:     /s/ Francis Richard Biscan Jr.

Mr. Francis Richard Biscan Jr.

Chief Executive Officer

Tara Minerals Corp.

Tara TM Mayfair Fee Letter 5-13-09